Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE

This TRANSITION AGREEMENT AND GENERAL RELEASE (this “Agreement”), is entered into between EQT Corporation, a Pennsylvania corporation (together with its subsidiaries and affiliates, “EQT” or the “Company”) and David Khani (“Employee”).

WHEREAS, Employee is party to that certain Confidentiality, Non-Solicitation and Non-Competition Agreement dated as of January 3, 2020 between EQT Corporation and Employee (the “Non-Compete Agreement”), and that certain offer letter from EQT Corporation to Employee dated as of December 18, 2019 (the “Offer Letter”);

WHEREAS, Employee’s employment with EQT will terminate on the Separation Date (as defined below);

WHEREAS, to facilitate an effective transition of Employee’s role, the parties wish for Employee to remain employed and provide certain transition services prior to the Separation Date, on the terms set forth herein;

WHEREAS, the Non-Compete Agreement provides that Employee shall be eligible for certain benefits upon termination of employment in exchange for, among other things, a general release of claims in a form acceptable to EQT; and

WHEREAS, the parties desire to fully and finally resolve all issues between them, including any issues arising out of the employment relationship and the termination of that relationship.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

1.            Transition and Termination of Employment.

a.	Employee agrees that on such future date as designated by the Company and communicated to Employee (the “Transition Date”), Employee will cease to serve as Chief Financial Officer of EQT. From the date Employee first signs this Agreement until the Transition Date, Employee shall remain employed as Chief Financial Officer of EQT pursuant to the terms of the Non-Compete Agreement and the Offer Letter and shall continue to serve as EQT’s principal financial officer for all purposes.

b.	From the Transition Date until July 31, 2023, or such later date as designated by the Company and communicated to Employee (the “Separation Date”), Employee will remain employed with EQT, and Employee’s employment with EQT will continue to be “at will,” meaning that EQT may terminate Employee’s employment at any time and for any reason, with or without Cause (as defined in the Non-Compete Agreement). From the Transition Date until the Separation Date, Employee shall continue to receive payment of compensation and benefits in accordance with the terms of the Offer Letter and Non-Compete Agreement; provided, that following the Transition Date, EQT shall be permitted to assign to Employee such duties as determined by EQT in its discretion (which may include providing advice relating to the transition of Employee’s role), and may require that Employee perform such duties from Employee’s home rather than from EQT’s offices. Employee hereby agrees that none of the entry into this Agreement (or any announcements or disclosures related hereto or thereto), the occurrence of the Transition Date or the assignment of such transition duties shall constitute “Good Reason” under the Non-Compete Agreement. For the avoidance of doubt, between the Transition Date and the Separation Date, Employee shall remain eligible to receive a long-term incentive award for 2023, subject to approval by EQT’s Board of Directors (the “Board”) and in accordance with the terms of the EQT Corporation 2020 Long-Term Incentive Plan, as amended (the “2020 Equity Plan”) and any related award agreements.

c.	Effective as of 5:00 p.m. Eastern Standard Time on the Separation Date, Employee’s employment with EQT shall end. EQT and Employee acknowledge and agree that Employee will experience a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) as of 5:00 p.m. Eastern Standard Time on the Separation Date.

2.            Resignation from Positions. Effective as of 5:00 p.m. Eastern Standard Time on the Transition Date, Employee hereby resigns as a director, manager, officer or committee member and from any other positions he might hold with EQT and its affiliates. While Employee agrees that the foregoing resignations are intended to be self-effectuating, Employee further agrees to execute any documentation that EQT determines necessary or appropriate to facilitate such resignations.

3.            Termination of Employment. In the event that Employee’s employment with the Company terminates prior to the Separation Date due to Employee’s resignation or the Company’s termination of Employee’s Employment for “Cause” under the Non-Compete Agreement, Employee shall not be entitled to receive any of the payments or benefits set forth in Section 4 below.

4.            Termination Payments and Benefits. Subject to Employee’s execution of this Agreement, the occurrence of the Second Release Effective Date (as defined in Section 11 of this Agreement), Employee’s continued employment through the Separation Date, and Employee’s compliance with his obligations under this Agreement and the Non-Compete Agreement, including the restrictive covenants set forth herein and therein (collectively, the “Agreement Conditions”), Employee shall be entitled to the following compensation and benefits:

a.	Pursuant to Section 3(a) of the Non-Compete Agreement, a cash payment equal to $1,080,000 (i.e., twenty-four (24) months of Employee’s base salary), which shall be paid in a lump sum within sixty (60) days following the Separation Date; provided, that in the event the Separation Date occurs prior to July 31, 2023, the amount of such cash payment shall be increased by the amount of Employee’s base salary that would have been paid had Employee remained employed from the Separation Date through July 31, 2023.

b.	Pursuant to Section 3(b) of the Non-Compete Agreement, a cash payment equal to $1,497,600 (i.e., two times the average annual incentive (bonus) payment earned by Employee under EQT’s applicable Short-Term Incentive Plan for the three (3) full year period prior to the Separation Date), which shall be paid in a lump sum within sixty (60) days following the Separation Date.

c.	Pursuant to Section 3(c) of the Non-Compete Agreement, a cash payment equal to $21,894.60 (i.e., the product of (i) twelve (12) and (ii) 100% of the current Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) monthly rate for family coverage), which shall be paid in a lump sum within sixty (60) days following the Separation Date; provided, that in the event the Separation Date occurs prior to July 31, 2023, the amount of such cash payment shall be increased by an amount equal to the product of (A) the number of days between the Separation Date and July 31, 2023 (inclusive), and (B) the quotient of (x) 100% of the current COBRA monthly rate for family coverage, and (y) thirty-one (31).

d.	Pursuant to Section 3(d) of the Non-Compete Agreement, a cash payment equal to $25,000, which shall be paid in a lump sum within sixty (60) days following the Separation Date.

e.	With respect to all stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to Employee as of the Separation Date, Employee shall be entitled to treatment of such awards as set forth on Exhibit A attached hereto. Employee acknowledges and agrees that all such awards are reflected on Exhibit A attached hereto and that Exhibit A attached hereto shall control in the event of any conflict between Section 3(e) of the Non-Compete Agreement and Exhibit A attached hereto.

f.	With respect to all performance-vesting equity awards held by Employee as of the Separation Date, Employee shall be entitled to treatment of such awards as set forth on Exhibit B attached hereto. Employee acknowledges and agrees that all such awards are reflected on Exhibit B attached hereto and that Exhibit B attached hereto shall control in the event of any conflict between Section 3(f) of the Non-Compete Agreement and Exhibit B attached hereto.

The payments provided under this Section 4 are subject to applicable tax and payroll withholding. Except as expressly provided in Sections 4(e) and (f) above, Employee’s rights under the long-term incentive programs referenced above shall remain subject to the terms and conditions of the applicable award program documentation, as they may be amended from time to time. In the event of Employee’s death, any amounts payable under this Section 4 shall be paid to Employee’s estate.

5.            Cooperation. Prior to and following the Separation Date, Employee, upon reasonable notice and at reasonable times, agrees to cooperate with EQT in any investigation, inquiry, transactional review or similar process or procedure by any governmental agency, and agrees to cooperate with EQT in the defense of litigation and in related depositions or similar investigations of any claims or actions now in existence or that may be threatened or brought in the future, in each case, relating to events or occurrences that transpired while Employee was employed by EQT. Without limiting the generality of the foregoing, Employee further agrees that he shall cooperate and assist as needed in matters relating to the closing of the transactions contemplated by that certain Amended and Restated Purchase Agreement, dated December 23, 2022, by and among THQ Appalachia I, LLC, THQ-XcL Holdings I, LLC, EQT and the other parties thereto. Further, Employee hereby re-affirms the reasonableness of, and his agreement to abide by, his obligations under, and the terms and conditions of, the Non-Compete Agreement.

6.            Condition to Payment; Employee Acknowledgements. Employee hereby acknowledges and agrees that EQT’s obligation to provide the payments set forth in Section 4 of this Agreement is subject to Employee’s satisfaction of the Agreement Conditions, including the occurrence of the Second Release Effective Date as described in Section 11 of this Agreement. Further, Employee hereby acknowledges and agrees that the payments set forth in Section 4 of this Agreement, together with any accrued but unpaid base salary and any vested account balance that Employee may have under the EQT Employee Savings Plan, shall be in full satisfaction of all obligations of EQT to Employee under this Agreement, the Non-Compete Agreement, the Offer Letter, and any other compensation or benefit plan, agreement or arrangement or otherwise, and Employee acknowledges that Employee is not eligible to receive any payments or benefits under the EQT Corporation Severance Pay Plan, the EQT Executive Alternative Work Arrangement, the EQT Corporation Executive Severance Plan, or the EQT Corporation 2023 Short-Term Incentive Plan (for clarity, notwithstanding the payments to be provided under Section 4(b) of this Agreement). Each of EQT and Employee acknowledges that unless Employee resigns or Employee’s employment is terminated for Cause prior to the Separation Date, Employee’s employment will be terminated on the Separation Date by EQT without Cause. Employee hereby understands that any payments or benefits set forth in Section 4 of this Agreement represent, in part, consideration for signing this Agreement and are not salary, wages or benefits to which Employee was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by EQT or its affiliates. Employee hereby reaffirms his obligations to keep EQT’s information confidential and that he will return all EQT property (including EQT confidential information) in his possession on or prior to the Separation Date.

7.            Release of Claims. In consideration for EQT’s commitments herein, Employee, on behalf of himself, his heirs, representatives, estates, successors and assigns, and anyone acting on Employee’s behalf, does hereby fully, voluntarily, irrevocably and unconditionally release and forever discharge EQT, its predecessors, subsidiaries, affiliates, and benefit plans, and their past, present and future officers, directors, trustees, administrators, attorneys, representatives, shareholders, agents and employees, as well as the heirs, successors and assigns of any such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all suits, actions, causes of action, losses, damages and claims, known and unknown, that Employee has or may have against any of the Releasees for any acts, practices or events up to and including the date he signs (or re-executes, as applicable) this Agreement, except for claims to enforce the performance of the provisions of this Agreement, it being the intention of Employee to effect a general release of all such claims. This release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, all as amended, and other federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, as amended, and state, federal or local law claims of any other kind whatsoever (including common law tort and contract claims) arising out of or in any way related to Employee’s employment with EQT or the termination of Employee’s employment. Employee also specifically releases all Releasees from any and all claims or causes of action for the fees, costs and expenses of any and all attorneys who have at any time or are now representing him in connection with this Agreement or in connection with any matter released in this Agreement.

The release in the preceding paragraph is intended to be a general release, excluding only claims which Employee is legally barred from releasing. Employee understands that the release does not include: any claims that cannot be released or waived as a matter of law; any claim for or right to vested benefits under a 401(k) plan that may have accrued on or prior to the Separation Date; any right to enforce this Agreement; and any claims based on acts or events occurring after Employee signs (or re-executes, as applicable) this Agreement. Nothing in this Agreement prohibits the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.

Nothing in this Agreement or the Non-Compete Agreement prohibits Employee from: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (b) disclosing confidential information and/or trade secrets when this disclosure is solely for the purpose of: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (ii) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (iii) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal.

Any disclosures of trade secrets must be consistent with 18 U.S.C. § 1833. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.            No Pending Actions. Employee warrants that he has no actions now pending against Releasees in any court of the United States or any state thereof based upon any acts or events arising out of or related to his employment with EQT or the termination of such employment, including any actions covered by Section 7 above. Employee represents and warrants that he has made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 7 above. Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act or the Equal Pay Act. Employee, however, waives his right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with any of the Releasees. This means that by signing this Agreement, Employee will have waived any right he had to obtain a recovery if an administrative agency pursues a claim on his behalf against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement and that Employee will have released the Releasees of any and all claims of any nature arising up to the date of the signing of this Agreement. However, nothing in this Agreement prevents Employee from making any reports to or receiving any awards from the Securities and Exchange Commission or the Occupational Safety and Health Administration.

9.            Non-Admission. By entering into this Agreement, EQT in no way admits that it or any of the Releasees has treated Employee unlawfully or wrongfully in any way. Neither this Agreement, nor the implementation thereof, shall be construed to be, or shall be admissible in any proceedings as, evidence of any admission by EQT or any of the Releasees of any violation of or failure to comply with any federal, state, or local law, ordinance, agreement, rule, regulation or order.

10.           Agreement Consideration Period. Employee acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) calendar days, which is a reasonable period of time, and that he has been advised to consult with an attorney in relation thereto prior to executing or re-executing it. Employee further acknowledges that he has had a full and fair opportunity to consult with an attorney, that he has carefully read and fully understands all of the provisions of this Agreement, that he has discussed this Agreement with such attorneys if he has chosen to, and that he is voluntarily executing, or re-executing, and entering into, this Agreement, intending to be legally bound hereby. If Employee signs this Agreement in less than twenty-one (21) calendar days following the date it was first presented, the Transition Date or the Separation Date, as applicable, Employee acknowledges that he has thereby waived his right to the full twenty-one (21) calendar day consideration period.

11.                Revocation Period. For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke this Agreement by delivery of a written notice revoking same within that seven (7)-day period to the office of the General Counsel, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA, 15222. This Agreement shall not be effective or enforceable until that seven (7)-day revocation period has expired (i.e., on the eighth (8th) calendar day after Employee signs and delivers to EQT this Agreement) (the “Effective Date”). Notwithstanding the foregoing, EQT’s obligation to make any of the payments, or provide any of the benefits, described in Section 4 of this Agreement is strictly contingent upon Employee’s re-execution and non-revocation of this Agreement on the day following the Separation Date or within twenty-one (21) days thereafter. The date of Employee’s re-execution of this Agreement is referred to herein as the “Re-Execution Date.” By re-executing this Agreement, Employee advances to the Re-Execution Date Employee’s general waiver and release of claims against the Releasees and other covenants, including the re-affirmation of the covenants contained in the Non-Compete Agreement. Employee has seven (7) calendar days from the Re-Execution Date to revoke Employee’s re-execution of this Agreement in accordance with this Section 11. In the event of such revocation by Employee, the date of the releases and covenants set forth in this Agreement shall not be advanced to the Separation Date, but shall remain effective up to and including the date upon which Employee originally signs this Agreement. Provided that Employee does not revoke Employee’s re-execution of this Agreement within such seven (7)-day period, the “Second Release Effective Date” shall occur on the eighth (8th) calendar day after the Re-Execution Date. Regardless of whether Employee signs or re-executes this Agreement, to the extent Employee participated in EQT’s group health plans, coverage will cease on the day following the Separation Date. At that time, if Employee participated in EQT’s group health plans, Employee will be eligible to continue Employee’s group health plan benefits for Employee and Employee’s eligible dependents, subject to the terms and conditions of EQT’s benefit plans, federal law, including COBRA, and, as applicable, state insurance laws.

12.            Remedies. If Employee does not comply with the terms of this Agreement or revokes his execution or re-execution of this Agreement, EQT, in addition to any other remedies it may have (whether under applicable law, the Non-Compete Agreement or otherwise), shall be entitled to (a) cease payment of the payments contemplated by Section 4 of this Agreement to the extent not previously paid or provided and (b) the prompt return by Employee of any portion of such payments previously paid or provided. Without limiting the generality of the foregoing, in the event of Employee’s actual or threatened breach of any Agreement Condition set forth in this Agreement or the Non-Compete Agreement, EQT shall be entitled to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction. Employee understands that by entering into this Agreement, he will be limiting the availability of certain remedies that he may have against the Releasees and limiting also his ability to pursue certain claims against the Releasees.

13.            Severability. The provisions of this Agreement are severable. To the extent that any provision of this Agreement (or portion thereof) is deemed unenforceable in any court of law, the parties intend that such provision (or portion thereof) be construed by such court in a manner to make it enforceable, and the remaining provisions of this Agreement shall remain in full force and effect.

14.            Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of EQT.

15.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

16.            Entire Agreement. Except: (a) as provided in the second sentence of this Section 16; (b) for the Indemnification Agreement between EQT and Employee dated January 3, 2020; (c) the Non-Compete Agreement; and (d) as otherwise expressly set forth in this Agreement, this Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties and it supersedes all prior agreements and understandings between EQT and Employee (whether oral or written). For the avoidance of doubt, Employee’s covenants, obligations and acknowledgments, and EQT’s rights and remedies, set forth in the Non-Compete Agreement shall remain in full force and effect at all times prior to and following the Separation Date in accordance with the terms of the Non-Compete Agreement.

17.            Amendments. This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties.

18.            Interpretation. As used in this Agreement, the term “including” does not limit the preceding words or terms.

19.            Internal Revenue Code Section 409A.

a.	It is EQT’s intent that the payments and benefits under this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service (“Section 409A”). Any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and to the extent that EQT determines it is necessary to comply with Section 409A (e.g., if Employee is a “specified employee” within the meaning of Section 409A), then notwithstanding any provision in this Agreement or the Non-Compete Agreement to the contrary, any payments or benefits considered to be “nonqualified deferred compensation” for purposes of Section 409A payable upon a “separation from service” (in accordance with Section 409A) that would otherwise be paid or provided to Employee during the first six (6) months following the Separation Date shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six (6) months after Employee’s separation from service.

b.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Employee is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to EQT as an employee or consultant, and for purposes of any such provision of the Agreement, references to the “Separation Date,” a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

c.	Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of EQT. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of (i) the first payroll date of the second calendar year, and (ii) the Second Release Effective Date, to the extent necessary to comply with Section 409A.

d.	The tax treatment of the payments provided under this Agreement is not guaranteed. Neither EQT nor any of its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other expenses or monetary amounts owed by Employee (or any other individual claiming a benefit through Employee) as a result of this Agreement.

20.           Third-Party Beneficiaries. Each affiliate of EQT that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants, warranties, representations and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.

21.            EMPLOYEE ACKNOWLEDGEMENT. EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT HE IS VOLUNTARILY EXECUTING, OR RE-EXECUTING, AND ENTERING INTO THIS AGREEMENT, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDING TO BE LEGALLY BOUND BY IT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQT CORPORATION

By:	/s/ Lesley Evancho
Name:	Lesley Evancho
Title:	Chief Human Resources Officer
Date:	February 11, 2023

EMPLOYEE

/s/ David Khani
David Khani

Date:	February 11, 2023

RE-EXECUTED

NOT TO BE SIGNED PRIOR TO THE SEPARATION DATE

EMPLOYEE

David Khani

Date:

[Signature Page to Transition Agreement and General Release]

EXHIBIT A

EMPLOYEE’S TIME-VESTING EQUITY AWARDS

Grant Date	Form of Award	Unvested Portion Outstanding(1)
February 25, 2020	RSU	30,583(2)
February 10, 2021	RSU	26,227(2)
February 4, 2022	RSU	30,387(2)
February 13, 2023(3)	RSU	29,740(4)

(1)	In each case, represents the remaining unvested portion of the relevant restricted stock unit (“RSU”) award as of the date of this Agreement. Amounts do not include accrued dividends, which will continue to accrue through the Separation Date and be paid to Employee in accordance with the terms of the EQT Corporation 2019 Long-Term Incentive Plan (the “2019 Equity Plan”) or the 2020 Equity Plan, as applicable, and any related award agreements.

(2)	RSUs that were granted prior to 2023 and that remain outstanding and unvested as of the Separation Date shall be 100% vested as of the Separation Date and, subject to Employee’s compliance with the Agreement Conditions, the shares in respect of such RSUs will be issued within sixty (60) days of the Separation Date.

(3)	Grant of RSUs was conditionally approved by the Management Development and Compensation Committee of the Board (the “Compensation Committee”) on February 8, 2023, to be granted effective as of February 13, 2023, subject to Mr. Khani’s execution of this Agreement prior to February 13, 2023.

(4)	Notwithstanding anything to the contrary in the Non-Compete Agreement, the 2020 Equity Plan or any related award agreement, RSUs that were granted in 2023 and that remain outstanding and unvested as of the Separation Date shall vest as to a pro-rata portion of such RSUs, which pro-rata portion shall be calculated by multiplying the number of RSUs by a fraction, the numerator of which shall equal the number of consecutive days from the Grant Date of the applicable RSU to the Separation Date (or, if the Separation Date occurs prior to July 31, 2023, the number of days from the Grant Date of the applicable RSU to July 31, 2023), and the denominator of which shall equal the number of days in the applicable vesting period (rounded to the nearest whole number). Subject to Employee’s compliance with the Agreement Conditions, the shares in respect of such vested RSUs will be issued within sixty (60) days of the Separation Date.

A-1

EXHIBIT B

EMPLOYEE’S PERFORMANCE-VESTING EQUITY AWARDS

Grant Date	Form of Award	Unvested Portion Outstanding(1) (at 100% of Target)
February 25, 2020	PSU	137,620(2)
February 10, 2021	PSU	118,020(2)
February 4, 2022	PSU	68,370(2)
February 13, 2023(3)	PSU	44,610(4)

(1)	In each case, represents the remaining unvested portion of the relevant performance share unit (“PSU”) award as of the date of this Agreement, assuming target levels of performance. Amounts do not include accrued dividends, which will continue to accrue through the Separation Date and be paid to Employee in accordance with the terms of the 2019 Equity Plan or the 2020 Equity Plan, as applicable, and any related award agreements.

(2)	PSUs that were granted prior to 2023 and that remain outstanding and unvested as of the Separation Date shall remain eligible to vest based upon the performance criteria set forth therein to the same extent as if Employee’s employment had not terminated on the Separation Date. Subject to Employee’s compliance with the Agreement Conditions, the shares in respect of such vested PSUs will be issued at the same time that PSUs held by all other active participants in the applicable program are settled.

(3)	Grant of PSUs was conditionally approved by the Compensation Committee on February 8, 2023, to be granted effective as of February 13, 2023, subject to Mr. Khani’s execution of this Agreement prior to February 13, 2023.

(4)	Notwithstanding anything to the contrary in the Non-Compete Agreement, the 2020 Equity Plan or any related award agreement, PSUs that were granted in 2023 and that remain outstanding and unvested as of the Separation Date shall remain eligible to vest as to a pro-rata portion of such PSUs based upon the performance criteria set forth therein to the same extent as if Employee’s employment had not terminated on the Separation Date. Such pro-rata portion shall be calculated by multiplying the number of PSUs by a fraction, the numerator of which shall equal the number of consecutive days from the Grant Date of the applicable PSU to the Separation Date (or, if the Separation Date occurs prior to July 31, 2023, the number of days from the Grant Date of the applicable PSU to July 31, 2023), and the denominator of which shall equal the number of days in the applicable vesting period (rounded to the nearest whole number). Subject to Employee’s compliance with the Agreement Conditions, the shares in respect of such vested PSUs will be issued at the same time that PSUs held by all other active participants in the applicable program are settled.

B-1